UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
February 21, 2009
Date of Report (Date of earliest event reported)
Smith & Wesson Holding Corporation
(Exact Name of Registrant as Specified in Charter)

Nevada	001-31552	87-0543688

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)
2100 Roosevelt Avenue
Springfield, Massachusetts
01104
(Address of Principal Executive Offices) (Zip Code)
(800) 331-0852
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
     The information in this Current Report on Form 8-K is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information in the Report that is required to be disclosed solely by Regulation FD.
     As reported on our website located at www.smith-wesson.com, we have identified a condition that may exist in certain PPK and PPK/S pistols manufactured by us. This condition may permit a round to be discharged without the trigger being pulled. Because any unintended discharge of a firearm has the potential for causing injury, we are instituting a recall of all Walther PPK and PPK/S pistols manufactured by us from March 21, 2002 until February 3, 2009. While we have no reason to believe that the condition affects every pistol produced during the designated period, we have chosen in the interest of safety to replace the hammer block in every pistol that is returned in order to make certain that each firearm is functioning in a safe, reliable, and proper fashion.
     We are estimating the cost of recall, taking into consideration a number of factors, including the cost of repair, the cost of shipping, and prior experience with recalls. Based upon those factors, we are establishing a reserve for the cost of this recall, which will be booked in the quarter ended January 31, 2009. We estimate that this reserve will have a negative impact on net income of between $900,000 and $1.3 million.
     We do not have, and expressly disclaim, any obligation to release publicly any updates or any changes in our expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based.
     The text included with this Report is available on our website, although we reserve the right to discontinue that availability at any time.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

None.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH & WESSON HOLDING CORPORATION
Date: February 24, 2009	By:	/s/ William F. Spengler
William F. Spengler
Executive Vice President and Chief Financial Officer